CONSENT OF CAYMUS PARTNERS LLC

We hereby consent to (i) the inclusion of our opinion letter, dated November 8, 2010, to the Special Committee of the Board of Directors of GTC Biotherapeutics, Inc. (“GTC”) as Annex C to the Schedule 13E-3 relating to the proposed transaction involving GTC, LFB Biotechnologies S.A.S. and LFB Merger Sub, Inc., (ii) to the filing of our reports to the Special Committee of the Board of Directors of GTC on November 3, 2010 and November 5, 2010 as exhibits to the Schedule 13E-3 and (iii) to references made to our firm and such opinion in the Schedule 13E-3. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of the Schedule 13E-3 within the meaning of the term “experts” as used in the Securities Act or the Regulations.

CAYMUS PARTNERS LLC

/s/ J. Oliver Maggard
Date: November 11, 2010